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SCRIPTEL HOLDING, INC.
4153 Arlingate Plaza
Columbus, Ohio  43228-4115
(614) 276-8402
Fax (614)276-5818

Contact: Edward Palmer
         Executive Vice President
         Scriptel Holding, Inc.
         Tel: (614) 276.8402

         Steve Hsu
         Vice President
         AAEON Electronics, Inc.
         Tel: (908) 346.0051

FOR IMMEDIATE RELEASE

AAEON ELECTRONICS SELECTS SCRIPTEL WRITETOUCH (TM) DIGITAL PEN TECHNOLOGY

COLUMBUS, OH - Nov. 14 - Scriptel Holding, Inc. headquarters in Columbus, OH (OTC:SCRH), announced today that AAEON Electronics has selected WriteTouch
(TM) to be the solution of choice for their new pen based products. Manufacturing and delivery of the new products will start in 1997.

AAEON, after demonstrating the pen based products with WriteTouch (TM), secured two customers for their new products. They anticipate the volume from these customers to exceed 30,000 units during 1997. "After the evaluation of competitive technologies, Scriptel's WriteTouch (TM) was superior and will enable AAEON to take a leadership position in digital pen systems", said Steve Hsu, vice president, AAEON Electronics, Inc.

"This design win with AAEON is a very important market validation of the WriteTouch (TM) digitizer subsystem. We are looking forward to a long and profitable business relationship with AAEON", said Vance Holloway, president and chief operating officer of Scriptel Holding, Inc.

AAEON Electronics, Inc. is the worldwide market leader in single board PC solutions with a complete range of innovative CPU cards and PC/104 modules, and system integration. All AAEON's products are ISO-9001 certified and designed to meet the highest quality standards which ensure reliable performance in office and harsh industrial environments.

Scriptel Holding, Inc. is the holding company of Scriptel Corporation and Scriptel Communications located in Columbus, OH. Scriptel Corporation is developing, manufacturing and marketing high performance digital pen systems that are sold worldwide to major computer manufacturers and value-added-resellers. Scriptel Communications is developing wireless products for mobile systems.